Exhibit 99.1

ZILA,INC.	NEWS

5227 N. 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release: 6/10/04	Contact: Douglas D. Burkett, Ph.D. 602-266-6700

Zila Reports its Third Quarter FY2004 Financial Results;
Domestic Ester-C® Sales Increase 22%

PHOENIX, AZ – June 10, 2004 – Zila, Inc. (NASDAQ: ZILA) announced its financial results for the quarter ended April 30, 2004, (“the third quarter of fiscal 2004”). Highlights of those results, with prior year comparisons, are as follows:

•	Revenue grew during the quarter to $12.7 million from $12.4 million in the third quarter of fiscal 2003. When the sales of the discontinued saw palmetto oil product line are removed from the prior year, net revenues increased 7% for the total company.

•	A net loss of $1.6 million, or $0.03 per diluted common share, was incurred during the third quarter of fiscal 2004 compared to a net loss of $639 thousand, or $0.01 per diluted common share, in the third quarter of fiscal 2003.

•	The loss incurred in the third quarter of fiscal 2004 reflects:

•	$1.1 million in net increased research and development investment in connection with the OraTest® clinical program, the development of Ester-E™, and a non-cash charge associated with the removal of restrictions on certain shares related to the ViziLite® acquisition;

•	$716 thousand in additional investment for marketing and selling expense as the Company continues to drive current and future growth;

•	a 340 basis point improvement in gross profit margin and a $283 thousand decline in spending for general and administrative expense.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $784 thousand for the third quarter of fiscal 2004 compared to $75 thousand for the third quarter of fiscal 2003. (See the reconciliation of EBITDA to Loss before Accounting Change below.)

•	Cash and cash equivalents remained essentially constant during the quarter at $12.4 million, including restricted cash of $0.5 million, compared to our cash position at January 31, 2004 of $12.5 million. Our cash and cash equivalents balance at April 30, 2003 was $1.8 million.

Doug Burkett, Ph.D., Zila’s Chairman, President and CEO said, “We are pleased with the progress we have achieved in building our brand equity, and our pipeline of future products. We believe that the investments we have made this year will drive aggressive growth in FY05 and beyond. Specifically, in the third quarter we:

•	operated our business profitably when our Biotechnology investment is excluded. EBITDA would have been positive $1.4 million excluding our investment in our program for OraTest® and Tolonium Chloride;

•	completed the development and initial commercial batches of our new Ester-E™ product and we successfully delivered our first shipments to customers in May 2004, shortly after the end of the third quarter;

•	secured a new reimbursement code applicable to ViziLite® and potentially to OraTest®;

•	continued our increased investment and progress in the OraTest® clinical program;

•	achieved our objective of operating the overall business at break-even cash flow through effective working capital management;

•	maintained a current ratio of 3.2 to 1; and

•	retained an investment banking firm to assist in the divestment of our Innovative Swab Technologies subsidiary, a non-core operation of Zila.”

As indicated above, we recently announced that the Code Revision Committee of the American Dental Association approved a new dental reimbursement code for oral cancer screening products. This new code is applicable to ViziLite® and potentially to OraTest®, assuming its successful completion of the FDA approval process. We believe this is an important achievement for ViziLite®, OraTest®, and all who are at risk of oral cancer in the United States.

Zila’s strategy remains to grow our nutraceutical and pharmaceutical products by investing in marketing efforts that build brand equity to increase market share for today’s products while improving the market potential for future products. We plan to continue to develop, test and launch new products such as Ester-E™, other new Ester brand products, ViziLite®, OraTest® and other Tolonium Chloride products while improving existing products to appeal to a larger customer base.

Zila Nutraceuticals

Net revenues for the Nutraceuticals Business Unit for the three months ended April 30, 2004, increased 4% to $8.5 million compared to $8.1 million for the three months ended April 30, 2003. This growth was driven by a 12% increase in Ester-C® sales for the fiscal 2004 quarter over the fiscal 2003 quarter, partially offset by the absence of saw palmetto oil products revenue in fiscal 2004. Domestic sales of Ester-C® grew by 22% in the three months ended April 30, 2004 over the same period in the prior year. Sales of Ester-C® during the quarter were driven principally by increased radio and television advertising support for the Ester-C® products in our continuing strategy of brand development.

Cost of products sold as a percentage of net revenues for the Nutraceuticals Business Unit decreased to 35% for the three months ended April 30, 2004 compared to 41% for the three months ended April 30, 2003. This decrease resulted primarily from the effect of sales of low margin saw palmetto products in the prior year and, to a lesser extent, to lower ascorbic acid costs than were incurred in the second quarter of fiscal 2004.

Zila Pharmaceuticals

Net revenues for the Pharmaceuticals Business Unit for the quarter ended April 30, 2004 decreased 2% to $4.2 million compared to $4.3 million for the third quarter of fiscal 2003. The decline in net revenues was caused by the loss of our major customer at IST upon the expiration of our contract with this customer on March 31, 2004. Increased U.S. wholesale demand in the current quarter for Peridex® was offset by decreased net revenues for the Zilactin® line of products related to the normal quarterly timing of customer purchases.

Cost of products sold as a percentage of net revenues for the Pharmaceuticals Business Unit increased to 42% during the three months ended April 30, 2004 from 40% for the three months ended April 30, 2003, primarily due to production cost increases incurred as the transfer of the manufacturing of certain Zilactin® product to a contract manufacturer is completed.

Zila Biotechnology

Total operating expenses for the Biotechnology Business Unit were $2.2 million for the third quarter of fiscal 2004, a 65% increase over the $1.4 million for the quarter ended April 30, 2003. This was driven by an increase of approximately $728 thousand, or 85%, in the phase III clinical program expenses related to the OraTest® product.

In connection with our dialogue with the FDA, we have proposed modifications to the current OraTest® phase III clinical program aimed at reducing its overall duration and total cost. It is our goal to include the evaluation of OraTest® in the accurate identification of severe dysplasia (pre-cancer) in addition to carcinoma in-situ and invasive carcinoma (cancer) as acceptable clinical endpoints in the modified program. It is also our objective to collect data in an incremental population of individuals at high risk of oral cancer (primary cancer screening) while still reducing the cost and duration of the current clinical program. If this program modification is allowed by the FDA and the clinical objectives are achieved, it may also permit enlargement of the post-approval target population and the marketable claims for OraTest®.

No assurances can be made that the FDA will agree to our proposed program modifications or that the clinical objectives will be achieved. We are currently assimilating and implementing the agency’s non-binding comments to our proposed program modifications. In the meantime, we continue to collect patient data from our on-going phase III clinical trial and we are preparing for execution of the program modification. In this regard, we held a clinical investigator meeting in Europe in early May with over 30 investigators from the UK, France and Germany.

Nine Months Ended April 30, 2004

Net revenues for the nine months ended April 30, 2004 increased 9% to $38.3 million from $35.1 million for the comparable period of fiscal 2003, primarily on continued growth of Ester-C® sales. Gross profit increased to $22.8 million for the nine months ended April 30, 2004 from $20.8 million for the comparable period of fiscal 2003; and gross profit as a percentage of net revenues increased to 60%

from 59%. Net loss attributable to common shareholders decreased to $4.1 million for the nine months ended April 30, 2004 from $7.2 million in the comparable period of fiscal 2003. Significant items that affect this comparison are: $2.2 million of higher marketing and selling expense in 2004, $1.6 million of research and development expenditure in 2004 in excess of the prior year level, a $470 thousand gain in the 2004 period arising from the sale of the Company’s headquarters building and a 2003 period charge of $4.1 million for the cumulative effect of a change in accounting principle.

Conference Call

Zila, Inc. will host a conference call to discuss these results today at 4 p.m. EDT, or 1 p.m. PDT. To participate, call (800) 289-0496 up to ten minutes before the scheduled start of the conference call and ask for the Zila conference call. Participants calling from outside the United States should dial (913) 981-5519. A tape replay of the call will be available beginning two hours after the call through Thursday June 17, 2004 by dialing (888) 203-1112 and giving the conference ID number 162034. Participants calling from outside the United States for the replay should dial (719) 457-0820. The call will be broadcast over the Internet. To connect, enter ZILA at http://www.opencompany.info or follow links at http://www.zila.com or http://www.irbyctc.com. Investors should go to the website prior to the call to download any necessary audio software.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E™ branded, highly effective forms of vitamins C and E for Whole Body Protection.

•	Zila Pharmaceuticals, marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the continuation of the operational and financial turnaround, the ability of the Company to achieve break-even or positive EBITDA, the future trend of ascorbic acid prices, improvements in and maintenance of the gross margins of the Zilactin product line and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to gain or expand distribution within new or existing channels of trade; future increases in the cost of ascorbic acid, the primary raw material in the Ester-C® products, and the Company’s ability to pass price increases along to its customers; the market acceptance of the ViziLite® and Ester-E™ products and the future gross margins for such products; and Zila’s ability to complete the sale of the net assets of IST at their carrying value. There can be no assurance that the Company will be able to secure insurance reimbursement for ViziLite® under the newly established ADA code. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2003, and its Report on Form 10-Q for the three months ended April 30, 2004, filed with the Securities and Exchange Commission.

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three Months ended		Nine Months ended
	April 30,		April 30,
	2004	2003	2004	2003
Net Revenues	$12,650	$12,425	$38,307	$35,137

Operating Costs and Expenses:
Cost of Products Sold	4,794	5,132	15,466	14,301
Marketing and Selling	3,546	2,830	10,652	8,410
General and Administrative	2,893	3,176	9,908	9,544
Severance and Related Charges	143	251	297	1,310
Research and Development	1,994	941	4,176	2,522
Depreciation and Amortization	712	616	2,101	1,829

	14,082	12,946	42,600	37,916
LOSS FROM OPERATIONS	(1,431)	(521)	(4,293)	(2,780)
Other Income (Expense):
Gain on Asset Sale	—	—	470	—
Interest Income	25	1	77	13
Interest Expense	(96)	(99)	(242)	(263)
Other Expense	(65)	(20)	(109)	(95)

	(136)	(118)	197	(344)
LOSS BEFORE ACCOUNTING CHANGE	(1,567)	(639)	(4,096)	(3,124)
Cumulative effect of accounting change	—	—	—	(4,084)

NET LOSS	(1,567)	(639)	(4,096)	(7,208)
Preferred stock dividends	(10)	(10)	(29)	(29)

Net income (loss) attributable to common shareholders	$(1,577)	$(649)	$(4,125)	$(7,237)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
Loss before accounting change	$(0.03)	$(0.01)	$(0.09)	$(0.07)
Accounting Change	—	—	—	(0.09)

NET LOSS	$(0.03)	$(0.01)	$(0.09)	$(0.16)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING BASIC AND DILUTED	45,373	45,133	45,297	45,104
EBITDA Reconciliation:
(in thousands)
Loss before Accounting Change	$(1,567)	$(639)	$(4,096)	$(3,124)
Depreciation and Amortization	712	616	2,101	1,829
Interest Expense	96	99	242	263
Interest Income	(25)	(1)	(77)	(13)
Income Tax Benefit (Expense)	—	—	—	—

EBITDA	$(784)	$75	$(1,830)	$(1,046)

Balance Sheet Data
(in thousands)

	(Unaudited)
	Apr. 30	July 31
	2004	2003
CURRENT ASSETS	$32,806	$35,326
PROPERTY — NET	7,795	8,163
INTANGIBLES — NET	23,947	24,237
OTHER	175	1,294

TOTAL ASSETS	$64,723	$69,020

CURRENT LIABILITIES	$10,116	$11,544
LONG TERM LIABILITIES	4,295	3,728
EQUITY	50,312	53,748

TOTAL LIABILITIES AND EQUITY	$64,723	$69,020

Current Ratio	3.2 to 1	3.0 to 1

CONTACT:	Zila, Inc.
Doug Burkett, Ph.D., 602-266-6700